UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 6, 2018

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 438-4700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2018 (the “Closing Date”), AXT, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and between the Company and Wells Fargo Bank, National Association.  The Credit Agreement provides for a $10.0 million secured revolving credit facility with a $1.0 million letter of credit sublimit facility.  The commitments under the Credit Agreement expire on November 30, 2020 (the “Maturity Date”).  The revolving credit facility is collateralized by substantially all of the assets of the Company located within the United States, subject to certain exceptions.

The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes.  The Company has the right to prepay loans under the Credit Agreement, in whole or in part, at any time without penalty.  Amounts prepaid may be reborrowed.  As of the Closing Date, no loans or letters of credit were outstanding under the Credit Agreement.

Loans under the Credit Agreement bear interest at a rate based on the one-month London Interbank Offered Rate (“LIBOR”) for the applicable interest period plus a margin of 2.00%.  Interest on the loans is payable on the fifteenth day of each month.  Principal, together with accrued and unpaid interest, is due on the Maturity Date.

The Credit Agreement requires the Company to comply with a positive net income test and a minimum quick ratio (of cash, cash equivalents, short-term and long-term investments to total current liabilities plus the outstanding balance under the revolving credit facility) of at least 1.10 to 1.00, measured in each case at the end of each fiscal quarter of the Company.

The Credit Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations.  Furthermore, the Credit Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, and make investments, subject to certain exceptions.  Upon the occurrence of an event of default, the lender may declare all outstanding principal and accrued and unpaid interest under the Credit Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Credit Agreement and related loan documents.  The events of default under the Credit Agreement include, subject to grace periods in certain instances, payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and certain bankruptcy and insolvency events with respect to the Company.

The description of the Credit Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

By:	/s/ Gary L. Fischer
Gary L. Fischer Chief Financial Officer and Corporate Secretary

Date:  November 9, 2018